SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SONOCO PRODUCTS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

March 11, 2004

TO OUR SHAREHOLDERS:

      You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 21, 2004, at 11:00 A.M.

      We have enclosed a Notice of Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.

      In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.

      We have also enclosed a copy of the 2003 Annual Report, which reviews the Company’s past year’s events and discusses strategy and the outlook for the future (or we have delivered a single copy of the Annual Report for all shareholders at your address).

      We hope that you will come to the 2004 Annual Meeting of Shareholders in person; but even if you plan to come, we strongly encourage you to complete the enclosed proxy appointment and return it to us in the enclosed business reply envelope. Or, you can vote by telephone (if you live in the United States or Canada) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and later find you can be present or if for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

Charles W. Coker Chairman	Harris E. DeLoach, Jr. President & Chief Executive Officer

NOTICE OF 2004 ANNUAL

SHAREHOLDERS’ MEETING
and
PROXY STATEMENT

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 A.M. on Wednesday, April 21, 2004.

PLACE	The Center Theater, 212 North Fifth Street, Hartsville, South Carolina.

PURPOSES	(1) To elect six members of the Board of Directors, five to serve for the next three years and one for the next two years.
(2) To vote on a shareholder proposal.
(3) To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on February 20, 2004.

ANNUAL REPORT	We have enclosed a copy of the 2003 Annual Report (or we have delivered a single copy of the Annual Report for all shareholders at your address). The Annual Report is not part of the proxy soliciting material.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these three ways:
(1) USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States or Canada;
(2) VISIT THE WEB SITE shown on your proxy card and vote via the Internet; OR
(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.
Because we are not sending multiple copies of Annual Reports and Proxy Statements to all shareholders at one address, we are sending separate Notices of Annual Meeting and duplicate proxy cards to that group. If you receive more than one proxy card for each account that you have, you only need to return one per account and vote once per account. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

By order of the Board of Directors,

Charles J. Hupfer
Secretary

March 11, 2004

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

      We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on April 21, 2004, at 11:00 A.M. at The Center Theater, 212 North Fifth Street, Hartsville, South Carolina, and at any adjournment or postponement of the meeting. “We,” “our,” “us,” “Sonoco” and “the Company” all refer to Sonoco Products Company. The proxy materials are first being mailed on or about March 11, 2004.

Who May Vote

      You will only be entitled to vote at the Annual Meeting if our records show that you held your shares on February 20, 2004. At the close of business on February 20, 2004, a total of 97,405,615 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote.

Voting By Proxies

      If your shares are held by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the Annual Meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares by completing, signing, dating and mailing the proxy card in the enclosed postage-paid envelope; by dialing the toll-free telephone number shown on your proxy card (if you live in the United States or Canada); or by accessing the Web site shown on your proxy card. Of course, you can always come to the meeting and vote your shares in person.

      The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to the Board of Directors and AGAINST the Shareholder Proposal described on Page 35 of this Proxy Statement. The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

How to Revoke Your Proxy

      You may revoke your proxy at any time before it is voted. If you are a record shareholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the Annual Meeting;

•	by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, South Carolina, 29550 USA, written instructions revoking your proxy; or

•	by delivering to the Secretary an executed proxy bearing a later date.

      Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

How Votes Will Be Counted

      The Annual Meeting will be held if a majority of the outstanding shares of Common Stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee who holds shares for a beneficial owner attends the meeting in person or by proxy but does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

      If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. Votes that are withheld or that are not voted in the election of directors will have no effect on the outcome of election of directors. Cumulative voting is not permitted.

      Approval of the shareholder proposal and approval of any other matter that may be brought before the meeting require that the votes cast in favor of the matter exceed the votes cast against the matter. Votes that are withheld or shares that are not voted will have no effect on the outcome of such matters.

Cost of This Proxy Solicitation

      We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that some of our officers and regular employees will solicit proxies by telephone, fax, email or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

ELECTION OF DIRECTORS

      At our Annual Meeting, six directors will be elected. Messrs. F. L. H. Coker, C. C. Fort, B. L. M. Kasriel, J. H. Mullin, III and T. E. Whiddon have been nominated to hold office for the next three years. Mr. J. M. Micali, who was elected by the Board of Directors to fill the vacancy created by the retirement of Mr. A. T. Dickson, has been nominated to hold office for the next two years. Their terms will expire at our Annual Shareholders’ Meetings in 2007 and 2006, respectively, or when their successors are duly elected and qualify. The proxy agents intend to vote FOR the election of the six persons named below unless you withhold authority to vote for all or any of the nominees. The Board of Directors recommends that you vote FOR each nominee for election.

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

*F. L. H. COKER (68). Mr. Coker is retired. He was President and a director of Sea Corporation of Myrtle Beach, Inc. (private investments), Myrtle Beach, South Carolina, from 1983 to 1989. At the time of his retirement from the Company in 1979, Mr. Coker had been Senior Vice President since 1976.	1964

C. C. FORT (42). Mr. Fort has been Co-Chairman of The Merit Group, Inc. (suppliers to the paint and wallcovering industry), Spartanburg, South Carolina, since 1998. He was a principal of Lancaster Distributing Company (suppliers to the paint and wallcovering industry), Spartanburg, South Carolina, from 1990 to 1998.	2001

B. L. M. KASRIEL (57). Mr. Kasriel has been Chief Executive Officer of Lafarge (construction materials group), Paris, France, since 2003. He was Vice-Chairman and Chief Operating Officer from 1995 to 2003 and was Managing Director of Lafarge Coppee from 1989 to 1995, Senior Executive Vice President from 1987 to 1989 and Executive Vice President from 1982 to 1987. Mr. Kasriel is a director of Lafarge and Lafarge North America.	1995

* C. W. Coker and F. L. H. Coker are brothers and are first cousins of J. L. Coker.

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

J. H. MULLIN, III (62). Mr. Mullin has been Chairman of Ridgeway Farm LLC (privately held timber and farming business), Brookneal, Virginia, since 1989. He was associated with Dillon, Read & Co. Inc. (investment banking firm), New York, New York, from 1969 to 1989, last serving as Managing Director. Mr. Mullin is a director of The Liberty Corporation; Progress Energy, Inc. and its subsidiary companies, Progress Energy Carolinas, Inc. and Florida Progress Corporation; and is a trustee of The Putnam Funds.	2002

T. E. WHIDDON (51). Until his retirement in March 2003, Mr. Whiddon had been Executive Vice President – Logistics and Technology of Lowe’s Companies, Inc. (home improvement retailer), Mooresville, North Carolina, since 2000. He was Executive Vice President and Chief Financial Officer of Lowe’s from 1996 to 2000. Prior to joining Lowe’s, Mr. Whiddon was Senior Vice President and Chief Financial Officer of Zale Corporation (jewelers), Dallas, Texas, from 1995 to 1996 and was Senior Vice President and Treasurer from 1994 to 1995. Prior to joining Zale, he was Vice President and Treasurer of Eckerd Corporation (drugstores), Largo, Florida, from 1989 to 1994. Mr. Whiddon is a director of Carter’s Inc. and Dollar Tree Stores, Inc.	2001

J. M. MICALI (56). Mr. Micali has been Chairman and President of Michelin North America, Inc. (tire manufacturer), Greenville, South Carolina, since 1996. In 2001 he became a member of Michelin Group’s Executive Council. Mr. Micali was Executive Vice President, Legal and Finance, of Michelin North America from 1990 to 1996 and prior to that was General Counsel and Secretary from 1985 to 1990. Mr. Micali joined Michelin in 1977.	2003

      Pursuant to authority granted to it under the bylaws, the Board of Directors has fixed the number of directors of the Company at fourteen.

      The Corporate Governance Committee recommends to the Board of Directors nominees to fill vacancies on the Board of Directors as they occur and recommends candidates for election as directors at Annual Meetings of Shareholders. See Page 17 for further information regarding Sonoco’s procedures for nominating directors.

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE

      Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2005 are:

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

C. J. BRADSHAW (67). Mr. Bradshaw has been President and a director of Bradshaw Investments, Inc. (private investments), Georgetown, South Carolina, since 1986. Mr. Bradshaw was President and Chief Operating Officer of Transworld Corporation, New York, New York, from 1984 to 1986 and Chairman and Chief Executive Officer of Spartan Food Systems, Inc., Spartanburg, South Carolina, from 1961 to 1986.	1986

R. J. BROWN (69). Mr. Brown, Founder of B&C Associates, Inc. (management consulting, marketing research and public relations firm), High Point, North Carolina, has been Chairman and Chief Executive Officer of his company since 1973. He is a director of Wachovia Corporation, Duke Energy Corporation and AutoNation, Inc.	1993

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

*J. L. COKER (63). Mr. Coker has been President of JLC Enterprises (private investments), Stonington, Connecticut, since 1979. He was Secretary of the Company from 1969 to 1995 and was President of Sonoco Limited, Canada, from 1972 to 1979.	1969

PAUL FULTON (69). Mr. Fulton has been Chairman since 2000 and a director since 1997 of Bassett Furniture Industries, Inc., Bassett, Virginia. He was Chief Executive Officer of Bassett from 1997 to 2000. Mr. Fulton was Dean of The Kenan-Flagler Business School, The University of North Carolina, Chapel Hill, North Carolina, from 1994 to 1997. He was President of Sara Lee Corporation (manufacturer and marketer of consumer products), Chicago, Illinois, from 1988 through 1993. Mr. Fulton is a director of Bank of America Corporation, Carter’s, Inc., and Lowe’s Companies, Inc.	1989

H. L. McCOLL, JR. (68). Mr. McColl has been Chairman of McColl Brothers Lockwood (private bankers), Charlotte, North Carolina, since his retirement from Bank of America in 2001. He was Chairman and Chief Executive Officer and a director of Bank of America Corporation and NB Holdings Corporation and was Chief Executive Officer of Bank of America, N.A., Charlotte, North Carolina, from 1998 to 2001. He was Chief Executive Officer of the former NationsBank Corporation and its predecessor, NCNB Corporation, from 1983 to 1998. Mr. McColl is a director of Cousins Properties, Inc. and General Parts, Inc.	1972

* C. W. Coker and F. L. H. Coker are brothers and are first cousins of J. L. Coker.

      Members of the Board of Directors whose terms of office will continue until the Annual Shareholders’ Meeting in 2006 are:

Name, Age, Principal Occupation for Last Five
Years and Directorships in Public Corporations	Director Since

*C. W. COKER (70). Mr. Coker has been Chairman of the Company since 1990. He also was Chief Executive Officer of the Company from 1990 to 1998. Mr. Coker was President from 1970 to 1990 and was reappointed President in 1994, serving until 1996, while maintaining the title and responsibility of Chairman and Chief Executive Officer of the Company. Mr. Coker is a director of Bank of America Corporation; Progress Energy, Inc. and its subsidiary companies, Progress Energy Carolinas, Inc. and Florida Progress Corporation; and Sara Lee Corporation.	1962

H. E. DeLOACH, JR. (59). Mr. DeLoach has been President and Chief Executive Officer of the Company since 2000. He was Chief Operating Officer from April 2000 to July 2000 and was Senior Executive Vice President from 1999 to 2000, Executive Vice President from 1996 to 1999, Group Vice President from 1993 to 1996, Vice President – Film, Plastics and Special Products from February 1993 to October 1993, Vice President – High Density Film Products Division from 1990 to 1993 and Vice President – Administration and General Counsel from 1986 to 1990. Mr. DeLoach is a director of Goodrich Corporation.	1998
E. H. LAWTON, III (43). Mr. Lawton has been President and Treasurer of Hartsville Oil Mill (vegetable oils processor), Darlington, South Carolina, since 2000, and he has been a director since 1991. Mr. Lawton was Vice President of Hartsville Oil Mill from 1991 to 2000.	2001

* C. W. Coker and F. L. H. Coker are brothers and are first cousins of J. L. Coker.

DIRECTOR INDEPENDENCE POLICIES

      Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with Sonoco (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sonoco). To assist us in making these determinations we have adopted the following guidelines.

      A director will not be considered independent if:

•	The director is, or in the past three years has been, an employee of Sonoco, or has an immediate family member who is, or in the past three years has been, an executive officer of Sonoco;

•	The director is, or in the past three years has been, affiliated with or employed by, or has an immediate family member who is, or in the past three years has been, affiliated with or employed in a professional capacity by, a present or former auditor of Sonoco;

•	The director is, or in the past three years has been, an executive officer, or has an immediate family member who is, or in the past three years has been, an executive officer of another company where any of Sonoco’s present executives serves on that company’s compensation committee;

•	The director is, or in the past three years has been, an executive officer or an employee, or has an immediate family member who is, or in the past three years has been, an executive officer of another company that makes payments to, or receives payments from, Sonoco for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•	The director or an immediate family member (other than an immediate family member who is a non-executive employee) receives, or in the past three years has received, more than $100,000 per year in direct compensation from Sonoco, (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service).

Until November 4, 2004, the three year look-backs provided for in the foregoing five paragraphs shall instead be one year look-backs.

      The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	Being an executive officer or an employee, or having an immediate family member who is an executive officer of another company that makes payments to, or receives payments from, Sonoco for property or services in an amount which, in any single fiscal year, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

      The Board of Directors has determined that C. J. Bradshaw, R. J. Brown, J. L. Coker, C. C. Fort, Paul Fulton, B. L. M. Kasriel, E. H. Lawton, III, H. L. McColl, Jr., J. M. Micali, J. H. Mullin, III and T. E. Whiddon meet the independence standards.

MEETINGS OF NON-MANAGEMENT DIRECTORS

      The Company’s non-management directors meet at regularly scheduled executive sessions without management present. No one director presides at such meetings. Shareholders and other interested parties may communicate with the non-management directors by writing to Non-Management Directors, C/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, South Carolina 29550 USA.

BOARD COMMITTEES

      During 2003, the Board of Directors held four regularly scheduled meetings and three special meetings to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. To assist it in performing its duties, the Board of Directors has established the six committees discussed below.

      All committees operate pursuant to written charters. The charters are available to shareholders on the Investor Relations page of our Web site at www.sonoco.com. Each member of the Audit, Corporate Governance and Nominating and Executive Compensation committees has been determined by the Board of Directors to be independent as defined in the New York Stock Exchange’s listing standards as adopted in November, 2003.

			Number of
Committee			2003
Name	Purpose	Members	Meetings

Audit Committee	• At least annually appoint or replace the independent auditor and oversee the work of such independent auditor who shall report directly to the committee;

•  Pre-approve all auditing services and permitted non-audit services to be performed by the independent auditor;

•  Evaluate the qualifications, independence and performance of the independent auditor;

•  Review and concur in the appointment, reassignment or dismissal of the Director of Internal Audit. Also review the internal audit department annual budget, staffing and audit plan;

	• Review compliance with major accounting and financial policies of the Company;	T. E. Whiddon — Chairperson C. J. Bradshaw R. J. Brown J. L. Coker Paul Fulton E. H. Lawton, III	10
	• Review management’s assessment of the adequacy of internal controls;
	• Review significant findings of the independent auditor and the internal audit department together with management’s responses;
	• Review with the independent auditor any problems or difficulties together with management’s responses. Consider any reports or communications to the Committee from the auditor.

			Number of
Committee			2003
Name	Purpose	Members	Meetings

	• Review the results of the annual external audit with the independent auditor;
	• Discuss the annual and quarterly financial statements and all disclosures thereto with the auditor, management and the director of internal audit, including major issues regarding accounting principles, analyses of alternative GAAP treatments, the effect of regulatory and accounting initiatives, and the type and presentation of information to be included in earnings press releases;
	• Discuss CEO and CFO certifications regarding filings with the SEC;
	• Discuss guidelines and policies by which management assesses and manages the Company’s exposure to risk. Evaluate the steps management has taken to monitor and control such exposures;
	• Recommend to the Board of Directors whether to accept the audited financial statements;
	• Establish procedures for (1) receipt and treatment of complaints about accounting, internal controls or auditing matters; and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters; and
	• Review monitoring of compliance with the Company’s code of business conduct.
A copy of the Audit Committee charter is attached to this Proxy Statement.

			Number of
Committee			2003
Name	Purpose	Members	Meetings

Executive Compensation Committee	• Establish the Company’s general compensation philosophy and oversee the development and implementation of compensation programs;

•  Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and establish the CEO’s compensation based on this evaluation and other factors;

•  Review and approve the executive officer compensation programs;

•  Evaluate and administer the Company’s incentive plans;

•  Working with management, oversee regulatory compliance on compensation matters; and

	• Review management development and succession plans.	H. L. McColl, Jr. — Chairperson C. J. Bradshaw Paul Fulton B. L. M. Kasriel J. H. Mullin, III	3

Employee and Public Responsibility Committee	• Oversee the Company’s commitment to employee health and safety;

•  Provide oversight on diversity strategy, goals and progress;

•  Review charitable giving policies and practices;

•  Review employee morale through survey results or other means;

•  Oversee the Company’s stance, response and programs related to the environment and to other emerging issues;

•  Monitor major litigation and disputes and provide guidance in responding to such issues;

•  Review actions taken by management relating to current or emerging public policy issues or significant political and social changes that may affect the Company; and

	• Oversee the Company’s commitment to ethical business practices.	J. M. Micali — Chairperson R. J. Brown F. L. H. Coker J. L. Coker C. C. Fort E. H. Lawton, III	2

			Number of
Committee			2003
Name	Purpose	Members	Meetings

Corporate Governance and Nominating Committee	• Recommend to the Board of Directors amendments to the bylaws;

• Develop and recommend to the Board of Directors a set of corporate governance guidelines and review those guidelines at least annually. These recommendations shall include the structure, mission, practices and policies of the Board of Directors and the composition, structure and mission of Board committees;

• Identify individuals believed to be qualified to become Board members and recommend them as needed for election by the Board of Directors to fill vacancies or by the shareholders;

• Review with the Board of Directors on an annual basis the skills and characteristics of the then current Board members;

• Recommend to the Board of Directors the directors to serve on each of the Board’s committees;

• Ensure that processes are in place for annual CEO performance and compensation appraisal and for reviews of succession planning and management development;

• Recommend to the Board of Directors a corporate philosophy and strategy governing director compensation and benefits; and

	• Oversee the evaluation of the Board of Directors and of management.	Paul Fulton — Chairperson C. C. Fort B. L. M. Kasriel H. L. McColl, Jr. J. H. Mullin, III T. E. Whiddon	4

      As shown above, the Corporate Governance and Nominating Committee recommends to the Board of Directors nominees to fill vacancies on the Board of Directors as they occur and recommends candidates for election as directors at Annual Meetings of Shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

      In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as it deems appropriate based on the Company’s current needs. These factors may include diversity, age, skills such as understanding of appropriate technologies and general finance, decision-making ability, interpersonal skills, experience with businesses and other organizations of comparable size, and the interrelationship between the candidate’s experience and business background and other Board members’ experience and business background. Additionally, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

      The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the Corporate Governance and Nominating Committee for consideration as a Board of Directors’ nominee, you must submit in writing to the Corporate Governance and Nominating Committee your recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the Chairperson of the Corporate Governance and Nominating Committee at the Company’s address and must be received no later than January 5 in any year to be considered by the committee as a potential Board of Directors’ nominee. The Corporate Governance and Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the committee’s other candidates receive.

      Director candidates recommended by shareholders will not be considered by the Corporate Governance and Nominating Committee for election at an annual meeting unless the shareholder recommendations are received not later than January 5 of the year of the meeting. In addition to making such recommendations, shareholders have the right to nominate candidates for election as directors at an annual meeting if they make a written nomination at least 60 days prior to the meeting. Any such nomination should be submitted to the Company’s address. No such nominations have been made for this Annual Meeting.

			Number of
Committee			2003
Name	Purpose	Members	Meetings

Financial Policy Committee (established October, 2003)	• Review the Company’s annual operating and long-range plans for purposes of understanding changes to the Company’s capital structure and projected sources and uses of cash; • Review as needed any significant financings by the Company; • Review the Company’s financial risk management policies, practices and exposures; • Evaluate the Company’s dividend policy; • Review the funding and investment management of the Company’s defined benefit and postretirement benefit plans; • Review the Company’s key financial leverage and ratings implications.	J. H. Mullin, III — Chairperson J. L. Coker Paul Fulton J. M. Micali H. L. McColl, Jr.	1

Executive Committee	• Empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.	C. W. Coker H. E. DeLoach, Jr. H. L. McColl, Jr. J. H. Mullin, III	0

      During 2003, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members, except Mr. McColl and Mr. J. L. Coker.

      The Company encourages, but does not require, its directors to attend the Annual Meeting of Shareholders. In 2003, thirteen of fourteen directors attended the annual meeting.

DIRECTORS’ COMPENSATION

      Employee directors do not receive any additional compensation for serving on the Board of Directors. Non-employee directors were paid a $12,500 quarterly retainer and a fee of $1,500 for each Board of Directors and committee meeting attended. Committee chairpersons received an additional $500 per committee meeting.

      Directors may elect annually to defer part or all of their retainer and special meeting fees. Directors can choose to have their deferrals earn interest credits at a market rate (the Merrill Lynch Ten-Year High Quality Bond Index) or be treated as if invested in equivalent units of Sonoco Common Stock (which are credited with reinvested dividend equivalents). Alternatively, directors can elect to receive stock options under the 1996 Non-Employee Directors’ Stock Plan (the “Directors’ Plan”) instead of receiving any part of their cash compensation. If a director chooses this alternative, he or she will receive an option to purchase four dollars worth of Common Stock at the fair market value of the Common Stock on the date the option is granted for each one dollar of cash compensation the director chooses not to receive. During 2003, one director, E. H. Lawton, III, received 5,657 stock options instead of cash compensation.

      Under the Directors’ Plan, at the first regularly scheduled meeting of the Board of Directors during a calendar year, each non-employee director is granted an option to purchase 4,000 shares of Common Stock at a price equal to the fair market value as of the date the options are granted. Any person who later becomes a non-employee director also receives an option to purchase shares of Common Stock at the fair market value of the Common Stock on the date the option is granted. The number of shares for which options are granted is reduced 25% for each full quarter of the calendar year during which the person did not serve as a non-employee director. During 2003, each non-employee director, except for Mr. Micali, received an option covering 4,000 shares. Mr. Micali joined the Board on July 16, 2003, and received an option covering 2,000 shares. Option shares are immediately vested but may not be exercised until one year after the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Paul Fulton, B. L. M. Kasriel and a former director, Ms. D. D. Young, served on our Executive Compensation Committee during the year ended December 31, 2003.

      Mr. Fulton is a director of Bank of America Corporation. During the third quarter of 2003, a Bank of America subsidiary managed the syndication and participated as agent to provide a 364-day committed revolving line of credit with a one-year term out option for $450,000,000 to support our commercial paper program and for general corporate purposes. Bank of America’s commitment to this facility is $43,200,000. A committed line of credit from Bank of America has been in place since 1987 and has been renewed, amended and increased or decreased according to our needs. Bank of America has extended other lines of credit to us as support for letters of credit, overdrafts and other corporate needs. It also provides treasury management services to us. We pay fees to the bank for these services and for the availability of the lines of credit, as well as interest on any borrowed funds. Mr. C. W. Coker, who is not a member of the Executive Compensation Committee, is also a director of Bank of America Corporation.

      Mr. Kasriel is Chief Executive Officer of Lafarge of which Lafarge Platres International is a subsidiary. Sonoco Hongwen Paper Company, Ltd. (“SHW”), a subsidiary of Sonoco Asia, LLC, and Lafarge Onoda Gypsum, Shanghai (“LOGS”), a subsidiary of China Plasterboard Corporation Holding Company (British Virgin Islands), a subsidiary of Lafarge Platres International, entered into an agreement in 1998 whereby LOGS would provide technical assistance to SHW in the development and manufacture of plasterboard liner. SHW would supply the plasterboard liner to LOGS at prevailing market prices. Lafarge Platres International, through China Plasterboard Corporation Holding Company, funded 50% of the capital costs ($450,000) for implementation of the project. The balance of approximately $450,000 was met by Sonoco Asia, LLC through SHW. The agreement was terminated December 9, 2002, and settlement occurred in March 2003.

      Ms. Young is a director of Wachovia Corporation. Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, committed $43,200,000 to the revolving line of credit syndicated by Bank of America to support our commercial paper program and for general corporate purposes. Wachovia Bank, N.A. also provides other lines of credit to support stand-by letters of credit, and it provides trustee services. We pay fees to Wachovia Bank, N.A. for the availability of the credit lines and for the trustee services, as well as interest on any borrowed funds. Ms. Young is also an executive officer and a director of The Phoenix Companies, Inc. During 2003, we paid approximately $407,000 to The Phoenix Companies, Inc. for premiums for executive life insurance policies covering certain of our officers and directors.

      All transactions were handled on a competitive basis. Management believes that the rates and provisions were as favorable to us as we could have obtained from similar sources.

TRANSACTIONS WITH MANAGEMENT

      Mr. C. W. Coker and Mr. Paul Fulton are directors of Bank of America Corporation. See “Compensation Committee Interlocks and Insider Participation” for information about our transactions with Bank of America.

      Mr. R. J. Brown is a director of Wachovia Corporation. Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, committed $43,200,000 to the revolving line of credit syndicated by Bank of America to support our commercial paper program and for general corporate purposes. Wachovia Bank, N.A. also provides other lines of credit to support stand-by letters of credit, and it provides trustee services. We pay fees to Wachovia Bank, N.A. for the availability of the credit lines and for the trustee services, as well as interest on any borrowed funds.

      Mr. B. L. M. Kasriel is Chief Executive Officer of Lafarge. See “Compensation Committee Interlocks and Insider Participation.”

      During 2003, we sold plastic bags to Lowe’s Companies, Inc. through one of its distributors. The aggregate value of these sales to Lowe’s was approximately $3,900,000. Mr. T. E. Whiddon, a director of our Company, was Executive Vice President – Logistics and Technology of Lowe’s Companies, Inc. until March 2003. The division which produces these plastic bags was divested in December, 2003.

      Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2004. The Board of Directors considered these relationships when making its determinations of independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      Based on information filed with the Securities and Exchange Commission (“SEC”), which we have not independently verified, we have determined that, as of February 12, 2004, there were no beneficial owners of more than 5% of our Common Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Our directors and executive officers are required to file reports with the SEC and the New York Stock Exchange, showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.

      Based on a review of Section 16(a) reports and any written representations made to us, it appears that all such filings for 2003 were made in a timely manner.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table shows the number of shares beneficially owned as of February 13, 2004, directly or indirectly, by each director and each executive officer named in the Summary Compensation Table.

					Deferred
	Total Number		Percent		Compensation
	of Shares		of	Restricted	and Restoration
Name and Position	Owned(1)		Class(2)	Stock(7)	Units(8)

C. J. Bradshaw Director	48,630	(3)	–	–	4,577
R. J. Brown Director	32,717		–	–	5,154
C. W. Coker Chairman and Director	1,975,387		2.0%	121,160	13,442
F. L. H. Coker Director	905,361		–	–	–
J. L. Coker Director	147,000		–	–	–
C. C. Fort Director	299,863		–	–	–
Paul Fulton Director	33,623	(4)	–	–	–
B. L. M. Kasriel Director	42,373		–	–	–
E. H. Lawton, III Director	61,923		–	–	–
H. L. McColl, Jr. Director	39,250	(5)	–	–	9,685
J. M. Micali Director	5,000		–	–	–
J. H. Mullin, III Director	11,000		–	–	–
T. E. Whiddon Director	16,000		–	–	–
H. E. DeLoach, Jr. President, Chief Executive Officer and Director	1,153,946	(6)	1.2%	171,386	13,460
C. L. Sullivan, Jr. Senior Vice President	152,200		–	11,191	1,768
R. E. Holley Senior Vice President	293,617		–	15,144	5,010
J. C. Bowen Senior Vice President	193,921		–	13,514	2,928
C. J. Hupfer Vice President and Chief Financial Officer	156,821		–	7,077	1,946

Deferred
	Total Number	Percent		Compensation
	of Shares	of	Restricted	and Restoration
Name and Position	Owned(1)	Class(2)	Stock(7)	Units(8)

All Executive Officers and Directors (25 persons)	6,270,366	6.4%	384,799	77,578

(1)	The directors and the named executive officers have sole voting and investment power over the shares unless otherwise indicated in the footnotes. The number includes shares subject to currently exercisable options granted by the Company under the 1991 Key Employee Stock Plan (the “1991 Plan”) and the Directors’ Plan for the following directors and named executive officers: C. J. Bradshaw — 22,600; R. J. Brown — 32,255; C. W. Coker — 864,702; F. L. H. Coker — 22,600; J. L. Coker — 22,600; C. C. Fort — 9,500; Paul Fulton — 22,600; B. L. M. Kasriel — 40,258; E. H. Lawton, III — 18,353; H. L. McColl, Jr. — 22,600; J. M. Micali — 2,000; J. H. Mullin, III — 6,000; T. E. Whiddon — 11,000; H. E. DeLoach, Jr. — 865,500; C. L. Sullivan, Jr. — 150,000; R. E. Holley — 224,987; J. C. Bowen — 189,009; and C. J. Hupfer — 153,392.

Also included are shares held in the Company’s Dividend Reinvestment Plan (8,351) and shares held in the Company’s Savings Plan (45,797).

Shareholdings do not include Restricted Stock Rights, which have been deferred until retirement, granted under the 1991 Plan or Deferred Compensation and Restoration Units.

(2)	Percentages not shown are less than 1%.

(3)	Includes 4,840 shares of Common Stock owned by Mrs. Bradshaw. Mr. Bradshaw disclaims beneficial ownership of these shares.

(4)	Includes 507 shares of Common Stock owned by Mrs. Fulton. Mr. Fulton disclaims beneficial ownership of these shares.

(5)	Includes 11,882 shares of Common Stock owned by Mrs. McColl. Mr. McColl disclaims beneficial ownership of these shares.

(6)	Includes 226,197 shares of Common Stock owned by trusts of which Mr. DeLoach is trustee. Mr. DeLoach has no pecuniary interest in these trusts and disclaims beneficial ownership of these shares.

(7)	Issuance of these shares, most of which have vested, has been deferred until retirement; thus, no present voting rights are associated with them.

(8)	These figures represent deferred compensation units and restoration units connected with the Sonoco Savings Plan. No voting rights are associated with these units.

      On April 15, 2003, the Board of Directors adopted a resolution establishing stock ownership guidelines for outside directors. The guidelines establish a target level of ownership of Sonoco Products Company common stock based on years of service as a director from the date the guidelines were established. The guidelines are as follows: 3,000 shares, 5,000 shares and 8,000 shares after two, four and six years of service, respectively.

EXECUTIVE COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

      The Executive Compensation Committee of the Board of Directors (the “Committee”), comprised of directors who are not employees or former employees of the Company, is responsible for setting the remuneration levels for executives of the Company. It also oversees the Company’s various executive compensation plans, as well as the overall management compensation program. Additionally, the Committee reviews and plans for top management succession and reviews executive job performance. The Committee periodically evaluates the Company’s executive compensation program in terms of appropriateness, including competitive positioning relative to other companies’ practices. The Committee obtains independent and impartial advice from external compensation consulting firms. The Committee met three times during 2003, and had met once in 2004 as of the printing of this report.

Philosophy

      The executive compensation program has been designed to attract, motivate, reward and retain senior management by providing competitive total compensation opportunities based on performance, teamwork and the creation of shareholder value. The program currently consists of salary, annual cash bonus awards, annual stock options, periodic contingent share awards, perquisites and employee benefits.

      In order to determine competitive compensation levels, the Company participates in a number of surveys conducted by independent consulting firms. In these surveys executive compensation levels are developed by looking at large numbers of similar positions across American industry and reflect adjustments based on Company revenues. The Dow Jones Containers and Packaging Group Index (“Index”), which includes the Company, was used in the five-year shareholder return performance graph that appears on Page 28. The companies in this Index are included, as available, among the companies whose survey data is used in the Company’s compensation studies. From time to time the Company contracts with independent consulting firms to perform customized compensation studies of companies in its industry group and/or of companies similar in size.

      Base salary midpoints were targeted to be at the median of the surveyed market. To provide greater emphasis on the performance-based variable pay components of the program, incentive pay, consisting of annual cash bonuses, annual stock option awards, and periodic contingent share awards, was calibrated to provide a total compensation package of up to the 75th percentile of the surveyed market for exceptional performance above target levels. If performance targets were not met, total compensation levels would fall below competitive median practice. In further support of the Company’s pay-for-performance philosophy, executive perquisites were limited and provided a lower level of benefits than the market median. The benefits program for executives provided a benefit that was somewhat higher than the market median. This benefits program, in particular the retirement and life insurance plans, was designed to enhance retention of executives until normal retirement age.

      The Committee has taken, and it intends to continue to take, steps necessary to assure the federal tax deductibility of compensation realized by senior executives. However, to the extent that such steps would not be practical or would not be consistent with the Committee’s compensation objectives, there is the possibility that future compensation, in some circumstances, may not meet tax deductibility requirements.

      Following is a discussion of elements of the executive compensation program, along with a description of the decisions and actions taken by the Committee with regard to 2003 compensation. Also included is a specific discussion of decisions regarding the compensation of Mr. DeLoach for performing the duties of President and Chief Executive Officer (“CEO”). The tables and accompanying narrative and footnotes which follow this report reflect the decisions covered by the discussions.

Stock Ownership Guidelines

      To emphasize the importance of linking executive and shareholder interest, in 2003 the Board of Directors adopted stock ownership guidelines for executive officers. The target level of ownership of Sonoco Products Company Common Stock (or Common Stock Equivalents) is established as a fixed number of shares. The target level for the CEO is 140,000 shares. The target for Senior Vice Presidents is 24,000 shares, and the target for other officers is 7,000 shares. Each employee subject to the guidelines is expected to achieve the ownership target within five years from the date on which the employee became subject to the guidelines. Common stock held in the Sonoco Savings Plan, stock equivalents earned through non-qualified deferred compensation programs, time vesting restricted stock that vests within five years, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Shares that executives have the right to acquire through the exercise of stock options are not included in the calculation of stock ownership for guideline purposes. As of the printing of this report, the CEO and all other officers met the above ownership guidelines.

Salary

      The Company’s salary ranges and resulting salaries are based on relative valuing of the duties and responsibilities of each position. The Committee reviews the base salaries of all senior executives on an annual basis.

      Merit salary increases are based on consideration of each executive’s performance and position in his or her salary range. Promotional salary increases are awarded to recognize increased responsibilities and accountabilities. The Committee used these criteria to determine salary adjustments for the CEO and for each of the executive officers.

Annual Bonus Awards

      The Company has an annual bonus plan that provides for cash incentive opportunities based upon achievement of predetermined annual financial performance goals, as well as attainment of key strategic and operational objectives. The purpose of this plan is to link a significant portion of executive pay to both the Company’s operating performance for the year and to critical issues affecting the long-term health of the Company.

      Financial performance goals were weighted from 80% to 100% of total bonus opportunity. For senior executives with corporate responsibility, 75% of the plan’s financial goals were based on corporate earnings per share (as adjusted to exclude restructuring charges and unusual gains or losses) and the remainder on revenue growth. For executives with business unit responsibility, 25% of the bonus opportunity available for financial performance was based on business unit revenue growth, and the remainder divided between corporate earnings per share (from 18.75% to 37.5%) and business unit profit before interest and taxes (from 56.25% to 37.5%) as appropriate for the position.

      High impact personal performance objectives for 2003 were established for each officer and were weighted at 20% of salary.

      On February 3, 2004, the Committee reviewed and approved the 2003 annual bonus payments for executive officers. Mr. DeLoach’s bonus, which was based on the Company’s performance against predetermined financial targets and the Committee’s assessment of his level of achievement in meeting individual objectives, is shown under the “Bonus” caption in the Summary Compensation Table on Page 29. The bonus awards for Messrs. Sullivan, Holley, Bowen and Hupfer and the other executive officers were determined in the same manner as the bonus award for Mr. DeLoach.

Stock Options

      In 2003 the Committee granted Mr. DeLoach, the executive officers and other key management employees options to purchase shares of Common Stock under a plan which previously had been approved by the Company’s shareholders. The price of these options was set at the prevailing market price on the date the options were awarded. Accordingly, these options will be valuable to the recipients only if the market price of Company stock increases. Stock option awards for Mr. DeLoach and the other named officers are included in the Summary Compensation Table on Page 29 under the caption “Number of Securities Underlying Options Granted” and in the Option Grants in Last Fiscal Year Table on Page 31.

H. L. McColl, Jr. (Chairperson)     C. J. Bradshaw     Paul Fulton

B. L. M. Kasriel     J. H. Mullin, III

COMPARATIVE COMPANY PERFORMANCE

      The following line graph compares cumulative total shareholder return, assuming the reinvestment of dividends, for the Company with the cumulative total return of the S&P 500 Stock Index and a nationally recognized industry index, the Dow Jones U.S. Containers & Packaging Group (which includes the Company), from December 31, 1998, through December 31, 2003. The graph assumes that $100 was invested on December, 31, 1998, in Sonoco Products Company Common Stock, the S&P 500 Stock Index and the Dow Jones Containers & Packaging Group.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG SONOCO PRODUCTS COMPANY, THE S&P 500 INDEX
AND THE DOW JONES U.S. CONTAINERS & PACKAGING INDEX

	Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

Sonoco Products Company	$100.00	$79.06	$78.21	$99.33	$88.54	$98.86
S&P 500 Stock Index	100.00	121.04	110.02	96.95	75.52	97.18
Dow Jones U.S. Containers & Packaging	100.00	95.51	62.01	77.91	83.82	99.81

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation
						Awards(2)

		Annual Compensation				Number of
						Securities
					Other	Underlying
					Annual	Options	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation(1)	Granted	Compensation(3)

H. E. DeLoach, Jr.	2003	$839,588	$660,588		$37,411	175,000	$84,806
President and	2002	804,165	913,773		32,377	175,000	78,420
Chief Executive Officer	2001	718,746	600,000		28,030	175,000	58,793

C. L. Sullivan, Jr.	2003	398,750	235,701		–0–	45,000	31,799
Senior Vice President	2002	373,335	258,326		–0–	40,000	27,214
	2001	335,001	198,536		–0–	40,000	9,752

R. E. Holley	2003	370,842	211,788		–0–	42,500	29,551
Senior Vice President	2002	358,754	246,638		–0–	40,000	26,591
	2001	323,751	204,138		–0–	40,000	15,434

J. C. Bowen	2003	338,750	179,910		–0–	40,000	26,651
Senior Vice President	2002	319,585	251,182		–0–	35,000	22,898
	2001	283,998	181,240		–0–	40,000	13,600

C. J. Hupfer	2003	316,004	188,939		–0–	40,000	24,427
Vice President and	2002	252,368	251,358	(4)	–0–	37,000	23,963
Chief Financial Officer	2001	190,146	61,620		–0–	15,000	18,175

(1)	None of the executive officers received perquisites or personal benefits which totaled the lesser of $50,000 or 10% of their respective salary plus bonus payments. Amounts in this column represent the above-market portion of interest credits on previously earned compensation for which payment has been deferred.

(2)	The number and dollar value of restricted stock rights held at December 31, 2003, including target contingent share units, and dividend equivalents, based on the closing stock price on December 31, 2003 of $24.62 per share were: H. E. DeLoach, Jr. — 169,385 shares ($4,170,259); C. L. Sullivan, Jr. — 25,450 shares ($626,579); R. E. Holley — 17,989 shares ($442,889); J. C. Bowen — 17,989 shares ($442,889); and C. J. Hupfer — 17,941 shares ($441,707).

(3)	All other compensation for 2003 consisted of the following components for each named officer:

		Company Contributions and
	Executive	Accruals to Defined Contribution
Name	Life Insurance	Retirement Plans(a)

H. E. DeLoach, Jr.	$14,671	$70,135
C. L. Sullivan, Jr.	5,516	26,283
R. E. Holley	4,850	24,701
J. C. Bowen	3,054	23,597
C. J. Hupfer	2,731	21,696

(a)	Comprised of contributions to the Sonoco Savings Plan and accruals to individual accounts in the Company’s Omnibus Benefit Restoration Plan in order to keep employees whole with respect to Company contribution amounts that were limited by tax law.

(4)	Includes a special one-time bonus of $25,000 that Mr. Hupfer received on April 25, 2002, upon his promotion to Chief Financial Officer.

OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Shares
			Underlying		Value of Unexercised
	Number of		Unexercised Options		In-the-Money Options
	Shares		as of 12/31/2003		as of 12/31/2003(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable(3)	Unexercisable(4)

H. E. DeLoach, Jr.	–0–	$–0–	690,500	175,000	$951,559	$607,250
C. L. Sullivan, Jr.	–0–	–0–	105,000	45,000	168,612	156,150
R. E. Holley	–0–	–0–	197,386	42,500	286,347	147,475
J. C. Bowen	–0–	–0–	153,976	40,000	189,582	138,800
C. J. Hupfer	–0–	–0–	119,514	40,000	139,137	138,800

(1)	The difference between the exercise price paid and the value of the acquired shares, based on the closing price of the Company’s stock on the exercise date.

(2)	Based on the December 31, 2003 closing price of $24.62 per share.

(3)	Based on exercise prices ranging from $18.07 to $24.55 per share.

(4)	Based on an exercise price of $21.15 per share.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	Price	Expiration	Grant Date
Name	Granted(1)	in 2003	(per share)	Date	Present Value(2)

H. E. DeLoach, Jr.	175,000	12.0	$21.15	02/05/2013	$810,250
C. L. Sullivan, Jr.	45,000	3.1	$21.15	02/05/2013	208,350
R. E. Holley	42,500	2.9	$21.15	02/05/2013	196,775
J. C. Bowen	40,000	2.7	$21.15	02/05/2013	185,200
C. J. Hupfer	40,000	2.7	$21.15	02/05/2013	185,200

(1)	These options were granted on February 5, 2003. All options have exercise prices equal to the closing market prices on the dates of grant. They became exercisable one year from date of grant and were granted for a period of ten years, subject to earlier expiration in certain events related to termination of employment. The exercise price can be paid by cash or by the delivery of previously owned shares. Tax obligations also can be paid by an offset of the underlying shares.

(2)	The Grant Date Present Values were derived using the Binomial Option Pricing Model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast appreciation of the Company’s stock price. The options had a grant date present value of $4.63. The Binomial model was used with the following assumptions: term — 4.31 years; stock price volatility — 32%; dividend yield — 4.08% and discount rate — 3.02%.

PENSION PLAN TABLE

      Named executive officers participate in a non-contributory defined benefit program which provides for a maximum annual lifetime retirement benefit equal to 60% of final average compensation computed as a straight life annuity, based on the highest three of the last seven calendar years. In order to receive the full benefit, the executive must have at least 15 years of service and retire no earlier than age 65. Eligible spouses (married one year or longer at the executive’s retirement date) receive survivor benefits at a rate of 75% of the benefit paid to the executives. The total benefit provided by the Company is offset by 100% of primary U.S. Social Security.

	Age 65 Retirement
	Years of Service
Final
Average			15 or
Compensation(1)	5	10	More(2)

$300,000	$60,000	$120,000	$180,000
400,000	80,000	160,000	240,000
500,000	100,000	200,000	300,000
600,000	120,000	240,000	360,000
700,000	140,000	280,000	420,000
800,000	160,000	320,000	480,000
900,000	180,000	360,000	540,000
1,000,000	200,000	400,000	600,000
1,100,000	220,000	440,000	660,000
1,200,000	240,000	480,000	720,000
1,300,000	260,000	520,000	780,000
1,400,000	280,000	560,000	840,000
1,500,000	300,000	600,000	900,000
1,600,000	320,000	640,000	960,000
1,700,000	340,000	680,000	1,020,000

(1)	Final average compensation includes salary and bonus. Age, years of service and final average compensation as of December 31, 2003, for the named officers are as follows:

		Years of	Final Average
Name	Age	Service	Compensation

H. E. DeLoach, Jr.	59	18	$1,512,287
C. L. Sullivan, Jr.	60	3	599,883
R. E. Holley	61	39	571,970
J. C. Bowen	53	31	518,222
C. J. Hupfer	57	29	420,145

(2)	Years of service beyond fifteen do not provide for any additional benefit.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors has reviewed and discussed with management our audited financial statements for the year ended December 31, 2003. The Audit Committee has discussed with our independent auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with PricewaterhouseCoopers their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee has also reviewed the services provided by PricewaterhouseCoopers, discussed under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees,” and has considered whether provision of such services is compatible with maintaining auditor independence.

T. E. Whiddon (Chairperson)  C. J. Bradshaw  R. J. Brown  J. L. Coker

Paul Fulton  E. H. Lawton, III

INDEPENDENT AUDITORS

      PricewaterhouseCoopers served as the Company’s principal auditors for 2003. The Audit Committee has tentatively selected PricewaterhouseCoopers to serve as the Company’s principal auditors for 2004, pending agreement over the terms of their engagement.

      Representatives of PricewaterhouseCoopers will be present and available to answer appropriate questions at the Annual Meeting and may make a statement if they wish.

Fees Paid to PricewaterhouseCoopers

      The following table sets forth the aggregate fees billed by PricewaterhouseCoopers for audit services rendered in connection with the consolidated financial statements and reports for the years ended December 31, 2003 and 2002 and for other services rendered during 2003 and 2002 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Company:

Fee Category ($ in thousands)	2003	% of Total	2002	% of Total

Audit Fees	$1,314	39.3%	$1,229	44.4%
Audit-Related Fees	381	11.4	314	11.3
Tax Fees	1,432	42.9	995	35.9
All Other Fees	213	6.4	231	8.4

Total Fees	$3,340	100.0%	$2,769	100.0%

      Audit Fees: Audit fees include fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

      Audit-Related Fees: Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, due diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

      Tax Fees: Tax fees include fees for tax compliance/ preparation and other tax services. Tax compliance/ preparation includes fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees billed for ongoing assistance with tax consulting and planning.

      All Other Fees: All other fees include fees for all other services other than those reported above, primarily U.K. Actuarial Services. A transition engagement letter was signed May 2, 2003 and a new service provider has been selected.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

      The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms of such services) provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934 which are approved by the Audit Committee prior to completion of the audit. The Committee Chairperson is empowered to pre-approve PricewaterhouseCoopers services between meetings, provided all such services are brought to the Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Committee at the first quarter Committee meeting. The Committee subsequently reviews fees paid. Specific pre-approval is required for all other services. These projects are reviewed quarterly and the status of all such services is reviewed with the Committee. During 2003, all audit and permitted non-audit services were pre-approved by the Committee.

INCORPORATION BY REFERENCE

      The Report of the Compensation Committee of the Board on Executive Compensation and the Audit Committee Report and the Stock Price Performance Graph are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

SHAREHOLDER PROPOSAL

      The Company has received the following shareholder proposal from Mr. William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, who beneficially owns 2,650 shares of Common Stock:

“MAXIMIZE VALUE RESOLUTION

Resolved that the shareholders of Sonoco Products Company urge the Sonoco Products Company Board of Directors to arrange for the prompt sale of Sonoco Products Company to the highest bidder.

The purpose of the Maximize Value Resolution is to give all Sonoco Products Company shareholders the opportunity to send a message to the Sonoco Products Company Board that they support the prompt sale of Sonoco Products Company to the highest bidder. I believe that a strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Sonoco Products Company shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Sonoco Products Company Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

The prompt auction of Sonoco Products Company should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock or a combination of both.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company’s stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION”

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THE RESOLUTION

      Your Board of Directors believes strongly that management’s strategy for achieving sustainable average annual double-digit total returns for shareholders is sound. This strategy is based on a foundation of 105 years of experience, an A-range credit rating and consecutive dividends paid since 1925. Last year, we paid dividends that produced an average yield of between 3.5% and 4.0% and our dividends have grown at an average annual rate of about 6.2% over the last 10 years.

      Despite four consecutive years of competing in a depressed general economic environment, in 2003 we produced total returns for shareholders of 11.7%. To further strengthen Sonoco’s ability to benefit from an improved economy and deliver sustainable double-digit total returns, in 2003 we:

•	targeted structural cost reductions of about $54 million (about $114 million since 2001);

•	produced enough cash flow which, after funding capital expenditures and dividends, allowed us to reduce debt by approximately $160 million (19%);

•	generated manufacturing productivity improvements of $30-40 million;

•	reduced our exposure to cyclical raw material costs with the sale of our High Density Film business for a $49.4 million after-tax net gain;

•	increased dramatically the number of new products being generated by using over 700 global patent applications in the last three years;

•	added to our presence in growing international markets; and

•	achieved the safest year for employees in 105 years (safety is not only good for employees, it saves the Company money).

      We believe that we have embarked on a program that will enhance long-term shareholder value through a strategy of (a) strengthening our manufacturing capabilities by reducing costs and increasing productivity; (b) developing new products, extending our existing product offerings and expanding geographically; and (c) making strategic acquisitions and joint ventures to complement Sonoco’s existing businesses and technologies.

      Your Board of Directors believes that our current management team has taken the appropriate and necessary steps to position Sonoco to achieve the Board’s goal of providing continuing value to shareholders through the payment of dividends, financial soundness and earnings growth that will translate into enhanced shareholder value.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

      If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2005, you must submit the proposal to the Secretary of the Company in writing by February 4, 2005. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2005, you must be sure the Secretary of the Company receives your written proposal by November 11, 2004. All shareholder proposals must comply with the requirements of our bylaws. The proxy agents for the Company will use their discretionary authority to vote on any shareholder proposal that the Secretary of the Company does not receive by January 25, 2005.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

      Any shareholder who wishes to send communications to any member of the Board of Directors should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

      In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chairperson of the Corporate Governance and Nominating Committee. In the case of communications addressed to the independent or non-management directors, the Corporate Secretary will send appropriate shareholder communications to the Chairperson of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chairperson of such committee.

      The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate shareholder communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chairperson of the Corporate Governance and Nominating Committee quarterly.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

      We have begun delivering a single copy of the Annual Report to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to EquiServe Trust Company, N.A. (“EquiServe”), Post Office Box 43010, Providence, RI 12940-3010, (800)633-4236, EquiServe will promptly deliver a separate copy of the Annual Report to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call EquiServe at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call EquiServe at the address or telephone number above and ask them to send a single copy to your address.

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

      Sonoco’s Annual Report and Proxy Statement can be accessed via the Internet at www.sonoco.com/annualreportandproxystatement. As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements, as well as quarterly financial and other shareholder information, electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by Equiserve, our transfer agent, as to when the information will be available for your access.

Your election to receive information electronically will remain in effect until you notify Equiserve in writing or by telephone that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker or a bank, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

OTHER MATTERS

      As of the date of this statement, management knows of no business that will be presented for consideration at the meeting other than that stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

      To assure your representation at the meeting, please vote by telephone (if you live in the United States or Canada), via the Internet or mark, sign, date and return your proxy card as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

Charles J. Hupfer
Secretary

March 11, 2004

Appendix A

SONOCO PRODUCTS COMPANY

Audit Committee Charter

Purpose of Committee

      The primary functions of the Audit Committee (the “Committee”) are (1) to assist the Board of Directors (the “Board”) of Sonoco Products Company (the “Company”) with oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the independent auditor and the Company’s internal audit function, and (2) to prepare an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement used in connection with the annual meeting of shareholders.

Committee Membership and Qualifications

      The Committee shall consist of a minimum of three members of the Board, each of whom has been determined by the Board to be “independent” under the rules of the New York Stock Exchange, Inc. (the “NYSE”) and other applicable law or regulation, each of whom is financially literate (as such term is interpreted by the Board in its business judgment), and each of whom meets all other legal and regulatory requirements imposed upon audit committee members. At least one member of the Committee shall have accounting or other related financial management expertise. Members shall be appointed by the Board and shall serve for such term or terms as the Board may determine.

      No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee.

      No member of the Committee may, directly or indirectly, receive any compensation from the Company other than (1) director’s fees, and (2) fixed amounts of compensation under a pension or other deferred compensation plan for prior service that is not contingent on continued service.

Committee Structure and Operations

      The Board shall designate one member of the Committee as its Chairperson. The Committee shall meet at least once every fiscal quarter and at such other times deemed necessary or desirable by its members or its chairperson. The Committee should meet separately at least quarterly with each of the independent auditor, management and the Director of Internal Audit.

Committee Duties and Responsibilities

      In fulfilling its responsibilities, the Committee is expected to:

•	at least annually appoint or replace the independent auditor and oversee the work of the independent auditor who shall report directly to the Committee;

•	pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934 which are approved by the Committee prior to completion of the audit; the Committee may delegate to one or more designated members of the Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Committee at its next scheduled meeting;

•	evaluate the qualifications, independence and performance of the independent auditor, and consider whether, to ensure continuing auditor independence, there should be regular rotation of the independent audit firm, taking into account the opinions of management and the Company’s internal auditors;

•	review and evaluate the qualifications, performance and independence of any partner who is a member of the audit engagement team;

•	ensure the rotation and “cooling-off” period of the partners working on the audit engagement in accordance with applicable rules of the SEC and the NYSE;

•	review and concur in the appointment, reassignment or dismissal of the Director of Internal Audit;

•	review the internal audit department annual budget, staffing and audit plan;

•	review compliance with major accounting and financial policies of the Company;

•	review management’s assessment of the adequacy of internal controls (including computerized information system controls and security);

•	review significant findings of the independent auditor and internal audit together with management’s responses;

•	review with the independent auditor any audit problems or difficulties and management’s response, including any restrictions imposed on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management;

•	consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Committee by the independent auditor;

•	review the results of the annual external audit with the independent auditor, including financial statement presentation, compliance with applicable legal and regulatory requirements, and reportable matters under generally accepted auditing standards;

•	discuss with management, the independent auditor, and if appropriate, the Director of Internal Audit, the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” discuss with management, the independent auditor, and if appropriate, the Director of Internal Audit: (1) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (2) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of use of alternative Generally Accepted Accounting Principles (“GAAP”) methods on the financial statements; (3) the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the financial statements of the Company; and (4) the type and presentation of information to be included in earnings press releases (particularly with respect to use of any pro forma or adjusted non-GAAP information);

•	obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements under the Securities Exchange Act of 1934;

•	obtain from the independent auditor and review the “Auditors’ Statement” that describes the independent auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the independent auditor, any steps taken to deal with any such issues, and all relationships between the independent auditor and the Company;

•	review and discuss for acceptance with the independent auditor their Auditors’ Statement on relationships that may reasonably be thought to bear on their independence with respect to the Company or that may impact the quality of audit services, and report these findings to the Board;

•	discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies;

•	discuss with the Company’s General Counsel and review any significant legal and regulatory matters that may have a material effect on the financial statements, or the Company’s compliance policies, including material notices to or inquiries received from governmental agencies;

•	discuss earnings press releases as well as financial information, and earnings guidance provided to analysts and rating agencies;

•	discuss CEO and CFO certifications relating to filings with the SEC;

•	set clear policies for the hiring of employees or former employees of the independent auditor;

•	discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	recommend annually to the Board whether to include the audited financial statements in the annual report on Form 10-K;

•	establish procedures for: (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable auditing or accounting matters;

•	review monitoring of compliance with the Company’s code of business conduct;

•	prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement;

•	conduct and review with the Board the evaluation required under “Performance Evaluation” below;

•	report Audit Committee activities to the full Board on a regular basis and make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate; and

•	perform such other functions as assigned by law, the Company’s articles of incorporation or bylaws, or the Board of Directors.

Resources and Authority of the Committee

      The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent audit firm must report directly to the Committee.

      The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage and compensate independent auditors for special audits, reviews and other procedures and to retain and compensate counsel and other experts or consultants, and to provide for its members to take advantage of opportunities for further education regarding the performance of their duties.

Performance Evaluation

      The Committee shall conduct and review with the Board an annual performance evaluation of the Committee, which shall compare the performance of the Committee with the requirements of this charter, set forth the goals and objectives of the Committee for the upcoming year, and recommend to the Board any improvements in the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

P R O X Y

This Proxy is Solicited on Behalf of the Board of Directors

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET - HARTSVILLE, SOUTH CAROLINA 29550 - USA

The undersigned hereby appoints Charles J. Hupfer, Vice President, Chief Financial Officer and Secretary, or Vicki B. Arthur, Staff Vice President and Treasurer, as proxy agent, each with the power to appoint his/her substitute, and hereby authorizes him/her to represent and to vote, as designated below, all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 20, 2004, at the Annual Meeting of Shareholders to be held on April 21, 2004, or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND AGAINST THE SHAREHOLDER PROPOSAL.

This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

SONOCO PRODUCTS COMPANY

c/o EquiServe Trust Company, N.A.

P.O. Box 8694
Edison, NJ 08818-8694

Your vote is important. Please vote immediately.

	Vote-by-Internet	OR		Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/son		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Follow the easy steps outlined on the secured internet site.		2.	Follow the easy recorded instructions.

If you vote over the internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒ Please mark votes as in this example.
SONOCO PRODUCTS COMPANY

	1.	Election of Directors:
Mark box at right if comments or an address change has ☐ been noted on the reverse side of this card.		Nominees - Three-Year Term: (01) F.L.H. Coker, (02) C.C. Fort, (03) B.L.M. Kasriel, (04) J.H. Mullin, III, (05) T.E. Whiddon
Please be sure to sign and date this Proxy.		Nominee - Two-Year Term: (06) J.M. Micali

FOR ALL NOMINEES ☐	WITHHOLD FROM ALL NOMINEES ☐
FOR ALL EXCEPT ☐

INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee’s name(s) in the space provided above.

2.	Shareholder proposal to urge the Board of Directors to arrange for the prompt sale of the Company to the highest bidder.	FOR ☐	AGAINST ☐	ABSTAIN ☐

DIRECTORS RECOMMEND VOTING AGAINST THIS PROPOSAL

3.	In their discretion the proxy agents are authorized to vote upon such other business as may properly come before the meeting.

Signature:	Date:	Signature:	Date:

ADDITIONAL SOLICITING MATERIAL

The following corrected page 24 of the Proxy Statement and one of the two following letters are being sent to shareholders to correct a typographical error in the total number of shares beneficially owned by All Executive Officers and Directors as a Group.

Deferred
	Total Number	Percent		Compensation
	of Shares	of	Restricted	and Restoration
Name and Position	Owned(1)	Class(2)	Stock(7)	Units(8)

All Executive Officers and Directors (25 persons)	6,270,366	6.4%	384,799	77,578

(1)	The directors and the named executive officers have sole voting and investment power over the shares unless otherwise indicated in the footnotes. The number includes shares subject to currently exercisable options granted by the Company under the 1991 Key Employee Stock Plan (the “1991 Plan”) and the Directors’ Plan for the following directors and named executive officers: C. J. Bradshaw — 22,600; R. J. Brown — 32,255; C. W. Coker — 864,702; F. L. H. Coker — 22,600; J. L. Coker — 22,600; C. C. Fort — 9,500; Paul Fulton — 22,600; B. L. M. Kasriel — 40,258; E. H. Lawton, III — 18,353; H. L. McColl, Jr. — 22,600; J. M. Micali — 2,000; J. H. Mullin, III — 6,000; T. E. Whiddon — 11,000; H. E. DeLoach, Jr. — 865,500; C. L. Sullivan, Jr. — 150,000; R. E. Holley — 224,987; J. C. Bowen — 189,009; and C. J. Hupfer — 153,392.

Also included are shares held in the Company’s Dividend Reinvestment Plan (8,351) and shares held in the Company’s Savings Plan (45,797).

Shareholdings do not include Restricted Stock Rights, which have been deferred until retirement, granted under the 1991 Plan or Deferred Compensation and Restoration Units.

(2)	Percentages not shown are less than 1%.

(3)	Includes 4,840 shares of Common Stock owned by Mrs. Bradshaw. Mr. Bradshaw disclaims beneficial ownership of these shares.

(4)	Includes 507 shares of Common Stock owned by Mrs. Fulton. Mr. Fulton disclaims beneficial ownership of these shares.

(5)	Includes 11,882 shares of Common Stock owned by Mrs. McColl. Mr. McColl disclaims beneficial ownership of these shares.

(6)	Includes 226,197 shares of Common Stock owned by trusts of which Mr. DeLoach is trustee. Mr. DeLoach has no pecuniary interest in these trusts and disclaims beneficial ownership of these shares.

(7)	Issuance of these shares, most of which have vested, has been deferred until retirement; thus, no present voting rights are associated with them.

(8)	These figures represent deferred compensation units and restoration units connected with the Sonoco Savings Plan. No voting rights are associated with these units.

      On April 15, 2003, the Board of Directors adopted a resolution establishing stock ownership guidelines for outside directors. The guidelines establish a target level of ownership of Sonoco Products Company common stock based on years of service as a director from the date the guidelines were established. The guidelines are as follows: 3,000 shares, 5,000 shares and 8,000 shares after two, four and six years of service, respectively.

24

March 12, 2004

To Sonoco Shareholders:

The enclosed 2004 Proxy Statement includes a corrected page 24, revising the total number of shares of Sonoco stock owned by officers and directors.

Thank you for your understanding.

3724-COVltr-04

One North Second Street
Hartsville, S.C. 29550 USA
www.sonoco.com

March 12, 2004

To Sonoco Shareholders:

You were previously mailed an Annual Report, Proxy Statement, and Proxy Card. We have since discovered that a correction is required to page 24 for the total number of shares of Sonoco stock owned by officers and directors. An updated page is enclosed, along with a duplicate Proxy Card for your convenience; however, you do not need to vote a second time unless you wish to change your vote.

Thank you for your understanding.

One North Second Street
Hartsville, S.C. 29550 USA
www.sonoco.com